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                                                                    EXHIBIT 23.2

                         [LETTERHEAD OF DELOITTE & TOUCHE]

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-88157 of Consolidated Container Company LLC and Consolidated Container Capital, Inc. of the following reports:

Our report dated August 25, 1999, on the consolidated balance sheet of Consolidated Container Company LLC at July 2, 1999,

Our report dated August 25, 1999, on the consolidated balance sheets of Reid Plastics, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the period from January 1, 1997 through October 14, 1997 (Predecessor Period), for the period from October 15, 1997 through December 31, 1997, for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 (Successor Period), and


Our report dated February 9, 1999 (April 30, 1999, as to Note 17) on the combined balance sheets of Franklin Plastics, Inc. and subsidiaries and Plastic Containers, Inc. and subsidiaries, collectively "Suiza Packaging" as of December 31, 1997 and 1998, and the related combined statements of operations, stockholders' equity and cash flows for the five-month period from the date of acquisition of Franklin (July 31, 1997) to December 31, 1997 and the year ended December 31, 1998, and the combined statements of operations, stockholders' equity and cash flows of the predecessor of Franklin, Plastics Management Group, for the four-month pre-acquisition period from April 1, 1997 to July 30, 1997, all appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Dallas, Texas
December 20, 1999